     FOURTH AMENDMENT TO CREDIT AGREEMENT                           EXHIBIT 10


     This Fourth Amendment to Credit Agreement (this "Amendment") is entered into as of September 9,1998, between Bank of America National Trust and Savings
           -----------
Association ("Bank") and K-Swiss, Inc. ("Borrower"), with reference to the following:

                                   Recitals
                                   --------

     A. Bank and Borrower are parties to that certain Credit Agreement dated as of March 25, 1994, as modified by amendments dated as of June 29, 1995, August 12, 1996, and July 29, 1997 (as amended, the "Credit Agreement").

     B. Bank and Borrower now desire to further amend the Credit Agreement on the terms and conditions set forth below.

                                   Agreement
                                   ---------

     NOW, THEREFORE, the parties hereto agree as follows:

     1.  Definitions.  Capitalized terms not otherwise defined in this Amendment
         -----------
shall have the meanings ascribed to them in the Credit Agreement.

     2.  Amendments.  The Credit Agreement shall be amended as follows:
         ----------

         (a) In the definition of "Availability Period" in Paragraph 1.1, the date "July 1, 1999" is amended to read "July 1, 2001."

         (b) Paragraph 2.2(d) is amended in full to read as follows:

               "(d) Except as provided in Paragraph 2.2 (e), advances under the Revolving Facility shall bear interest at a rate per annum equal to the Reference Rate minus three-quarters percent (0.75%). Borrower shall pay
                    -----
     interest monthly on the first day of each month until the last day of the Availability Period, on which date all accrued and unpaid interest shall be due and payable."

         (c) Subparagraph 2.4(c)(1) is amended in full to read as follows:

               "(1) expire on or before two hundred twenty-five (225) days after the date such letter of credit is issued, but not to extend more than one hundred eighty (180) days beyond the last day of the Availability Period;"

         (d) Paragraph 2.4(d) is amended in full to read as follows:

          "(d) Borrower shall pay Bank negotiation fees of the greater of two-tenths percent (0.20%) of the amount of each drawing or Seventy Five Dollars ($75), and other fees at the times and in the amounts Bank advises Borrower from time to time as being generally applicable to commercial letters of credit issued by Bank, including without limitation, amendment, discrepancy, and cancellation fees."


         (e) In Paragraph 2.5(d) the percentage of "one and one half percent (1.5%)" is amended to read "one percent (1.0%)".

         (f) Paragraph 3.2 of the Agreement is amended in full to read as follows:

               "3.2  Unused commitment fee.  Borrower shall pay Bank a fee on
                     ---------------------
     any difference between the Credit Limit and the sum of advances actually outstanding plus the face amount of letters of credit and acceptances actually outstanding under this Agreement, determined by the weighted average of the unused portion of credit provided under the Revolving Facility that is available for advances, acceptances, and letters of credit under Paragraphs 2.2, 2.3, 2.4, and 2.5 of this Agreement, respectively during the specified period. The fee will be calculated at the rate of one eighth percent (0.125%) per annum. This fee is due on July 31, 1998, and quarterly in arrears thereafter until the expiration of the Availability Period."

          (g)  The following is added as a new Paragraph 7.17:

               "7.17 Year 2000 Compliance.  Borrower has conducted a
                     --------------------
     comprehensive review and assessment of Borrower's systems and equipment applications and made inquiry of Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based on that review and inquiry, Borrower does not believe the year 2000 problem, including costs of remediation, will result in a material adverse change in Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit. Borrower has developed adequate contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure."

          (h)  Paragraph 8.3 is amended in full to read as follows:

              "8.3   Audits.  Maintain adequate books, accounts and records and
                     ------
     prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and to allow Bank and its agents to inspect Borrower's properties (including taking and removing samples for environmental testing) and examine, audit, and make copies of books and records at any reasonable time. If any of Borrower's properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank's requests for information concerning such properties, books and records.

     Bank has no duty to inspect Borrower's properties or to examine, audit, or copy books and records and Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that Bank inspects Borrower's properties or examines, audits, or copies books and records, Bank will be acting solely for the purposes of protecting Bank's security and preserving Bank's rights under this Agreement. Neither Borrower nor any other party is entitled to rely on any inspection or other inquiry by Bank. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of, any adverse condition that may be observed as affecting Borrower's properties or premises, or Borrower's business. Bank may in its discretion disclose to Borrower or any other party any findings made as a result of, or in connection with, any inspection of Borrower's properties."

          (i)  Paragraph 8.6 is amended in full to read as follows:

               "8.6  Effective Tangible Net Worth.  Maintain at all times on a
                     ----------------------------
     consolidated basis effective Tangible Net Worth plus Subordinated Debt of at least Sixty Six Million Dollars ($66,000,000) plus the sum of seventy five percent (75%) of net income after income taxes (without subtracting losses) earned in each fiscal year commencing after December 31, 1997, less the sum of purchases of treasury stock up to and including Ten Million Dollars ($10,000,000) in each fiscal year commencing after December 31, 1997, but not to exceed an aggregate amount of Twenty Million Dollars ($20,000,000)."

          (j)  The following sentence is added at the end of Paragraph 10.4:

                                             "In the event that any case is
     commenced by or against Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, Bank is entitled to recover costs and reasonable attorneys' fees incurred by Bank related to the preservation, protection, or enforcement of any rights of Bank in such a case."

          (k) Except as hereby amended, all of the terms and conditions of the Credit Agreement shall remain in full force and effect.

     3.   Representations and Warranties.  Borrower represents and warrants to
          ------------------------------
Bank that: (a) no Event of Default has occurred and is continuing under the Credit Agreement, (b) the representations and warranties in the Credit Agreement are true as of the date of this Amendment, (c) this Amendment is within Borrower's powers, has been duly authorized, and does not conflict with Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which Borrower is bound.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


BANK OF AMERICA NATIONAL TRUST               K-SWISS, INC.
AND SAVINGS ASSOCIATION


By:  /s/Richard J. Pankow                    By: /s/George Powlick
   -----------------------------                -----------------------------
        Richard J. Pankow                           George Powlick
        Vice President                              Vice President -Finance